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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in this registration statement of Rogue Wave Software, Inc. and subsidiaries on Form S-3 of our report dated January 26, 1998 on our audit of the financial statements of Stingray Software, Inc. as of December 31, 1997 and for the year then ended which report is included in the Current report on Form 8-K/A of Rogue Wave Software, Inc. filed with the Securities and Exchange Commission on May 12, 1998 and our report dated January 26, 1998 on our audits of the financial statements of Stingray Software, Inc. as of December 31, 1997 and 1996 and for the years then ended which report is included in the Current Report on Form 8-K/A of Rogue Wave Software, Inc. filed with the Securities and Exchange Commission on May 21, 1998.

Coopers & Lybrand LLP

/s/ Coopers & Lybrand LLP

Raleigh, North Carolina
May 21, 1998